Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of June 5, 2012 (this “Amendment”), is made by and among REMARK MEDIA, INC., a Delaware corporation (“Parent”), REMARK FLORIDA, INC., a Florida corporation (“Merger Sub”) and BANKS.COM, INC., a Florida corporation (the “Company”).

BACKGROUND

WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of February 26, 2012 (as amended or modified from time to time in accordance with its terms, the “Merger Agreement”); and

WHEREAS, Parent, Merger Sub, and the Company intend to effect the merger of Merger Sub with and into Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the Florida Business Corporation Act, and upon the consummation of the Merger, Merger Sub will cease to exist and the Company will be the surviving corporation; and

WHEREAS, the parties hereto desire to, subject to the terms and conditions contained herein, amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto agree as follows:

1. Definitions.  Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

2. Amendments to Merger Agreement.  Section 8.1(b)(iii) of the Merger Agreement is hereby amended to read as follows: “if the consummation of the Merger shall not have occurred on or before June 30, 2012 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose failure to comply with any provision of this Agreement in any material respect has been the proximate cause of, or resulted in, the failure of the Merger to occur on or before the End Date;”

3. No Further Amendments.  Except as amended by this Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms.

4. Law Governing Amendment.  This Amendment shall be construed and interpreted according to the internal laws of the State of New York without regard to its rules of conflict of laws.

5. Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Amendment on the date first above written.

REMARK MEDIA, INC.
(“Parent”)

By:  /s/ Bradley T. Zimmer
Name: Bradley T. Zimmer
Title: COO, General Counsel and Corporate Secretary

REMARK FLORIDA, INC.
(“Merger Sub”)

By:  /s/ Bradley T. Zimmer
Name: Bradley T. Zimmer
Title: Corporate Secretary

BANKS.COM, INC.
(“Company”)

By:  /s/ Daniel M. O’Donnell
Name: Daniel M. O’Donnell
Title: Chairman and Chief Executive Officer